Exhibit 3.1

ARTICLES OF INCORPORATION

OF

HILLENBRAND, INC.

The undersigned incorporator, desiring to form a corporation (hereinafter referred to as the “Corporation”) pursuant to the provisions of the Indiana Business Corporation Law, as amended (hereinafter referred to as the “IBCL”), hereby executes the following Articles of Incorporation (the “Articles”).

ARTICLE I

NAME AND PRINCIPAL OFFICE

Section 1.1 Name. The name of the Corporation is Hillenbrand, Inc.

Section 2.1 Principal Office. The principal office of the Corporation is located at 6688 North Central Expressway, Suite 1600, Dallas, TX 75206.

ARTICLE II

PURPOSES AND POWERS

Section 2.2 Purposes of the Corporation. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the IBCL.

Section 2.3 Corporate Powers. The Corporation shall have (i) all powers now or hereafter authorized or vested in corporations pursuant to the provisions of the IBCL; (ii) all powers now or hereafter vested in corporations by common law or any other statute or act; and (iii) all powers authorized by or vested in the Corporation by the provisions of these Articles or by the provisions of its Bylaws as from time to time are in effect.

ARTICLE III

EFFECTIVE DATE; PERIOD OF EXISTENCE

Section 3.1 Effective Date. These Articles shall become effective when filed with the Indiana Secretary of State.

Section 3.2 Period of Existence. The period during which the Corporation shall continue is perpetual.

ARTICLE IV

REGISTERED AGENT

The Corporation’s commercial registered agent is CT Corporation System, 334 North Senate Avenue, Indianapolis, Indiana 46204-1708. The undersigned Incorporator of the Corporation hereby represents that the registered agent named herein has consented to the appointment of registered agent.

Articles of Incorporation of Hillenbrand, Inc.

ARTICLE V

AUTHORIZED SHARES

Section 5.1 Number of Shares. The total number of shares of capital stock which the Corporation is authorized to issue is 1,000.

Section 5.2 Classes of Shares. The authorized shares of capital stock of the Corporation shall consist of 1,000 shares of Common Stock, without par value (“Common Stock”), and zero shares of Preferred Stock, without par value (“Preferred Stock”). The Corporation’s Board of Directors (the “Board”) shall have the authority to authorize and direct the issuance by the Corporation of shares of Common Stock and Preferred Stock at such times, in such amounts, to such persons, for such considerations, and upon such terms and conditions as it may from time to time determine, subject only to the restrictions, limitations, conditions, and requirements imposed by the IBCL, other applicable laws, and these Articles, as the same may from time to time be amended.

(a) Common Stock.

(1) General. All shares of Common Stock shall have the same preferences, limitations, voting rights, and privileges. Holders of Common Stock shall have unlimited voting rights and shall be entitled to receive the net assets of the Corporation upon dissolution. The voting, dividend, and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of Preferred Stock, if any, as may be designated by resolution of the Board with respect to any series of Preferred Stock as authorized herein.

(2) Voting Rights. The holders of Common Stock are entitled to one vote for each share of Common Stock standing in such shareholder’s name on the books of the Corporation on each matter voted on at a meeting of shareholders (and written actions in lieu of meetings). There shall be no cumulative voting.

(3) Dividends. Dividends or distributions may be declared and paid upon outstanding shares of Common Stock from time to time in the discretion of the Board in compliance with applicable provisions of the IBCL. Dividends payable in the shares of any kind or class of stock of the Corporation may be paid to the holders of Common Stock of that or any other kind or class of shares.

(b) Preferred Stock.

(1) General. Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers, and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased, or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock.

(2) Blank Check Preferred. Authority is hereby expressly granted to the Board to issue from time to time the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issuance of the shares thereof, to determine and fix such voting powers, designations,

Articles of Incorporation of Hillenbrand, Inc.

preferences, and relative participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights, special voting rights, conversion rights, redemption privileges, and liquidation preferences, as shall be stated and expressed in such resolutions. Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

Section 5.3 Restrictions on Transfer of Shares. The rights of shareholders of the Corporation to sell, pledge, hypothecate, gift, or otherwise dispose of any shares of capital stock may be subject to restrictions which may be set forth in these Articles, the Bylaws of the Corporation, an agreement between one or more shareholders and the Corporation, or in another agreement. Any attempted sale, pledge, hypothecation, gift, or other disposal of any shares in violation of the terms and conditions found in these Articles, the Bylaws, or any other agreement shall be null and void.

Section 5.4 Acquisition of Shares. The Board shall have the authority to authorize and direct the acquisition by the Corporation of issued and outstanding shares of any class of stock of the Corporation at such times, in such amounts, from such persons, for such considerations, from such sources, and upon such terms and conditions as it may from time to time determine, subject only to the restrictions, limitations, conditions, and requirements imposed by the IBCL, other applicable laws, and these Articles, as the same may from time to time be amended.

ARTICLE VI

DIRECTORS

Section 6.1 Powers and Duties; Number of Directors. The powers and duties conferred and imposed upon the Board by the IBCL shall be exercised and performed, in accordance with Sections 23-1-33-1 through 23-1-35-5 thereof governing the action of directors; provided, however, pursuant to Section 23-1-33-1(b) of the IBCL, certain of such powers and duties of the Board as described herein may be exercised and performed by one or more committees consisting of one or more members of the Board and one or more other persons to the extent such powers and duties are delegated thereto by the Board. The number of directors of the Corporation shall consist of at least one and no more than seven. The number of directors of the Corporation may from time to time be fixed by or in accordance with the Bylaws of the Corporation.

Section 6.2 Vacancies. Subject to the rights of the holders of any class of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors shall be filled by a vote of the shareholders of the Corporation or by a majority of the entire Board, and any vacancies on the Board resulting from death, disability (“disability,” which for purposes of this Section 6.2 shall mean illness, physical or mental disability, or other incapacity), resignation, retirement, disqualification, removal from office, or other cause shall be filled by a vote of the shareholders of the Corporation or by a majority of the directors then in office. Notwithstanding the foregoing, any decrease in the number of directors constituting the Board shall not affect the tenure of office of any director.

Articles of Incorporation of Hillenbrand, Inc.

Section 6.3 Liability of Directors. A director’s responsibility to the Corporation shall be limited to discharging his or her duties as a director, including his or her duties as a member of any committee of the Board upon which he or she may serve, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the Corporation, all based on the facts then known to the director. In discharging his or her duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:

(a) One or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented;

(b) Legal counsel, public accountants, or other persons as to matters the director reasonably believes are within such person’s professional or expert competence; or

(c) A committee of the Board of which the director is not a member if the director reasonably believes the committee merits confidence;

but a director is not acting in good faith if the director has knowledge concerning the matter in question that makes reliance otherwise permitted by this Section 6.3 unwarranted. A director shall not be liable for any action taken as a director, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of the director’s office in compliance with this Section 6.3; and (ii) the breach or failure to perform constitutes willful misconduct or recklessness.

Section 6.4 Factors to be Considered by Board of Directors. In determining whether to take or refrain from taking any action with respect to any matter, including making or declining to make any recommendation to shareholders of the Corporation, the Board may, in its discretion, consider both the short-term and long-term best interests of the Corporation (including the possibility that these interests may be best served by the continued independence of the Corporation), taking into account, and weighing as the directors deem appropriate, the social and economic effects thereof on the Corporation’s present and future employees, suppliers, and customers of the Corporation and its subsidiaries, the communities in which offices or other facilities of the Corporation are located, and any other factors the directors consider pertinent.

Section 6.5 Qualifications of Directors. Directors need not be shareholders of the Corporation or residents of the State of Indiana or any other state in the United States.

Section 6.6 Removal of Directors. Any or all of the members of the Board may be removed, for good cause, only at a meeting of the shareholders of the Corporation called expressly for that purpose, by the affirmative vote of the holders of at least a majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election of directors voting together as a single class. Directors may not be removed in the absence of good cause.

Section 6.7 Election of Directors by Holders of Preferred Stock. The holders of one or more series of Preferred Stock may be entitled to elect all or a specified number of directors, but only to the extent and subject to the limitations as may be set forth in the provisions of these Articles adopted by the Board pursuant to Section 5.2(b) hereof describing the terms of the series of Preferred Stock.

Articles of Incorporation of Hillenbrand, Inc.

Section 6.8 Committees. Pursuant to Section 23-1-34-6 of the IBCL and the Bylaws of the Corporation, the Board may appoint one or more committees composed of one or more directors or other persons delegated such powers and duties by the Board.

Section 6.9 Appointment of Officers. The Corporation shall have the officers described in, and elected or appointed by the Board in accordance with, the Bylaws of the Corporation.

Section 6.10 Election Not to Be Governed by IBCL Section 23-1-33-6(c). If, at any time, the Corporation has a class of voting shares registered with the Securities and Exchange Commission (the “SEC”) under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Corporation shall not be governed by any of the provisions set forth in Section 23-1-33-6(c) of the IBCL.

ARTICLE VII

INDEMNIFICATION OF

DIRECTORS, OFFICERS, AND OTHER ELIGIBLE PERSONS

Section 7.1 Right to Indemnification for Matters Relating to the Period at or Prior to the Effective Time. Reference is made to that certain Agreement and Plan of Merger, by and among the Corporation, LSF12 Helix Merger Sub, Inc. (“Merger Sub”) and LSF12 Helix Parent, LLC, a Delaware limited liability company (“Parent”), dated as of October 14, 2025 (the “Merger Agreement”), setting forth, among other things, the terms and conditions of the merger of the Corporation with and into the Merger Sub (the effective time of such merger, the “Effective Time”), with the Corporation continuing as the surviving corporation of the merger as a direct or indirect wholly-owned subsidiary of the Parent.

The provisions in this Section 7.1 (i) shall apply to actual or alleged acts, omissions, facts, events or any other matters actually or allegedly occurring at any time at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with or relating to the transactions contemplated by the Merger Agreement, including the Merger) with respect to Eligible Persons (as defined below), (ii) shall supersede provisions in the Bylaws to the extent such provisions in the Bylaws are less favorable to Eligible Persons and (iii) are without limitation to, and not in lieu of, the Eligible Persons’ separate and independent right and benefits under Section 6.7 of the Merger Agreement:

(a) Definitions. As used in this Section 7.1:

(i)

“expenses” includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements and other out-of-pocket costs) actually and reasonably incurred by an Eligible Person (as hereinafter defined) in connection with the investigation, defense, settlement, or appeal of a proceeding or establishing or enforcing a right to indemnification or advancement of expenses under this Section 7.1; provided, however, that expenses shall not include any judgments, fines, ERISA excise taxes or penalties, or amounts paid in settlement of a proceeding.

Articles of Incorporation of Hillenbrand, Inc.

(ii)

“proceeding” includes, without limitation, any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing, or any other proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, whether by a third party or by or in the right of the Corporation, by reason of the fact that an Eligible Person is or was a director, officer, or employee of the Corporation or, while a director, officer, or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, member, manager, trustee, employee, fiduciary, or agent of another domestic or foreign corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, or an affiliate of the Corporation, whether for profit or not.

(b) Indemnity. The Corporation shall indemnify any person who is or was a director or officer of the Corporation (“Eligible Person”) in accordance with the provisions of this Section 7.1(b) if the Eligible Person is a party to or threatened to be made a party to any proceeding against all expenses, judgments, fines (including any excise tax or penalty assessed with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Eligible Person in connection with such proceeding, but only (a) if the Eligible Person acted in good faith, and (b) (i) in the case of conduct in the Eligible Person’s official capacity with the Corporation, if the Eligible Person acted in a manner which the Eligible Person reasonably believed to be in the best interests of the Corporation, or (ii) in the case of conduct other than in the Eligible Person’s official capacity with the Corporation, if the Eligible Person acted in a manner which the Eligible Person reasonably believed was at least not opposed to the best interests of the Corporation, and (c) in the case of a criminal proceeding, the Eligible Person had reasonable cause to believe that the Eligible Person’s conduct was lawful or had no reasonable cause to believe that the Eligible Person’s conduct was unlawful, and (d) if required by the IBCL, the Corporation makes a determination that indemnification of the Eligible Person is permissible because the Eligible Person has met the standard of conduct as set forth in the IBCL.

(c) Indemnification of Expenses of Successful Party. Notwithstanding any other provisions of this Section 7.1, to the extent that the Eligible Person of the Corporation has been wholly successful, on the merits or otherwise, in the defense of any proceeding or in defense of any claim, issue, or matter therein, including the dismissal of an action without prejudice, the Corporation shall indemnify the Eligible Person against all expenses incurred in connection therewith.

(d) Additional Indemnification. Notwithstanding any limitation in Sections 7.1(b), (c) or (d), the Corporation shall indemnify the Eligible Person to the full extent authorized or permitted by any amendments to or replacements of the IBCL adopted after the date of adoption of this Section 7.1 that increase the extent to which a corporation may indemnify its Eligible Persons if the Eligible Person is a party to or threatened to be made a party to any proceeding against all expenses, judgments, fines (including any excise tax or penalty assessed with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Eligible Person in connection with such proceeding.

Articles of Incorporation of Hillenbrand, Inc.

(e) Exclusions. Notwithstanding any provision in this Section 7.1, the Corporation shall not be obligated under this Section 7.1 to make any indemnity or advance expenses in connection with any claim made against the Eligible Person:

i.

for which payment has actually been made to or on behalf of the Eligible Person under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under such insurance or other indemnity provision;

ii.	if a court having jurisdiction in the matter shall finally determine that an Eligible Person derived an improper personal benefit from any transaction;

iii.

if a court having jurisdiction in the matter shall finally determine that an Eligible Person is liable for disgorgement of profits resulting from the purchase and sale or sale and purchase by the Eligible Person of securities of the Corporation in violation of Section 16(b) of the Exchange Act or similar provisions of any federal, state, or local statutory law or common law;

iv.	if a court having jurisdiction in the matter shall finally determine that such indemnification is not lawful under any applicable statute; or

v.

if such indemnification is not lawful under any applicable public policy (in this respect, if applicable, both the Corporation and the Eligible Person have been advised that the SEC takes the position that indemnification for liabilities (i) arising under the federal securities laws or (ii) for the recovery of erroneously awarded compensation as a result of material noncompliance with accounting rules are both against public policy and are, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication); or

vi.

in connection with any proceeding (or part thereof) initiated by the Eligible Person against the Corporation or its directors, officers, or employees, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iv) the proceeding is initiated pursuant to Section 7.1(i) hereof and the Eligible Person is successful in whole or in part in such proceeding.

(f) Advancement of Expenses. The expenses incurred by the Eligible Person in any proceeding shall, subject to Section 7.1(f), be paid promptly by the Corporation upon demand and in advance of final disposition of the proceeding at the written request of the Eligible Person, if (a) the Eligible Person furnishes the Corporation with a written affirmation of the Eligible Person’s good faith belief that the Eligible Person has met the standard of conduct required by the IBCL or this Section 7.1, (b) the Eligible Person furnishes the Corporation with a written undertaking to repay such advance to the extent that it is ultimately determined that the Eligible Person did not meet the standard of conduct that would entitle the Eligible Person to indemnification, and (c) if required by the IBCL, the Corporation makes a determination that the facts known to those making the determination would not preclude indemnification under the IBCL. Such advances shall be made without regard to the Eligible Person’s ability to repay such expenses.

Articles of Incorporation of Hillenbrand, Inc.

(g) Notification and Defense of Claim. To obtain indemnification under this Section 7.1, as soon as practicable after receipt by the Eligible Person of notice of the commencement of any proceeding, the Eligible Person shall, if a claim in respect thereof is to be made against the Corporation under this Section 7.1, notify the Corporation of the commencement thereof; provided, however, that the omission so to notify the Corporation will not relieve the Corporation from any liability which it may have to the Eligible Person otherwise than under this Section 7.1. With respect to any such proceeding as to which the Eligible Person notifies the Corporation of the commencement thereof:

i.	The Corporation will be entitled to participate therein at its own expense.

ii.

Except as otherwise provided below, the Corporation may, at its option and jointly with any other indemnifying party similarly notified and electing to assume such defense, assume the defense thereof, with legal counsel reasonably satisfactory to the Eligible Person. The Eligible Person shall have the right to employ separate counsel in such proceeding, but the Corporation shall not be liable to the Eligible Person under this Section 7.1, including Section 7.1(g) hereof, for the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense, unless (i) the Eligible Person reasonably concludes that there may be a conflict of interest between the Corporation and the Eligible Person in the conduct of the defense of such proceeding or (ii) the Corporation does not employ counsel to assume the defense of such proceeding. The Corporation shall not be entitled to assume the defense of any proceeding brought by the Corporation or as to which the Eligible Person shall have made the conclusion provided for in (i) above.

iii.

If two or more persons who may be entitled to indemnification from the Corporation, including the Eligible Person, are parties to any proceeding, the Corporation may require the Eligible Person to engage the same legal counsel as the other parties. The Eligible Person shall have the right to employ separate legal counsel in such proceeding, but the Corporation shall not be liable to the Eligible Person under this Section 7.1, including Section 7.1(g) hereof, for the fees and expenses of such counsel incurred after notice from the Corporation of the requirement to engage the same counsel as other parties, unless the Eligible Person reasonably concludes that there may be a conflict of interest between the Eligible Person and any of the other parties required by the Corporation to be represented by the same legal counsel.

iv.

The Corporation shall not be liable to indemnify the Eligible Person under this Section 7.1 for any amounts paid in settlement of any proceeding effected without its written consent in advance which consent shall not be unreasonably withheld. The Corporation shall be permitted to settle any proceeding the defense of which it assumes, except the Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on the Eligible Person without the Eligible Person’s written consent, which consent shall not be unreasonably withheld.

Articles of Incorporation of Hillenbrand, Inc.

(h) Enforcement. Any right to indemnification or advances granted by this Section 7.1 to the Eligible Person shall be enforceable by or on behalf of the Eligible Person in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of a written request therefor. The Eligible Person, in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. Neither the failure of the Corporation (including its Board or its shareholders) to make a determination prior to the commencement of such enforcement action that indemnification of the Eligible Person is proper in the circumstances, nor an actual determination by the Corporation (including its Board or its shareholders) that such indemnification is improper, shall be a defense to the action or create a presumption that the Eligible Person is not entitled to indemnification under this Section 7.1 or otherwise. The termination of any proceeding by judgment, order of court, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Eligible Person is not entitled to indemnification under this Section 7.1 or otherwise.

(i) Partial Indemnification. If the Eligible Person is entitled under any provisions of this Section 7.1 to indemnification by the Corporation for some or a portion of the expenses, judgments, fines (including any excise tax or penalty assessed with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Eligible Person in the investigation, defense, appeal, or settlement of any proceeding but not, however, for the total amount thereof, the Corporation shall indemnify the Eligible Person for the portion of such expenses, judgments, fines (including any excise tax or penalty assessed with respect to any employee benefit plan) and amounts paid in settlement to which the Eligible Person is entitled.

(j) Nonexclusivity; Survival; Successors and Assigns. The indemnification and advance payment of expenses as provided by this Section 7.1 shall not be deemed exclusive of any other rights to which the Eligible Person may be entitled under the Corporation’s articles of incorporation or any agreement, any vote of shareholders or directors, the IBCL, or otherwise, both as to action in the Eligible Person’s official capacity and as to action in another capacity. The right of the Eligible Person to indemnification under this Section 7.1 shall vest at the time of occurrence or performance of any event, act or omission or any alleged event, act or omission giving rise to any action, suit or proceeding and, once vested, shall survive any actual or purported amendment, restatement or repeal of this Section 7.1 by the Corporation or its successors or assigns whether by operation of law or otherwise and shall survive termination of the Eligible Person’s services to the Corporation and shall inure to the benefit of the heirs, personal representatives, and estate of the Eligible Person.

(k) Severability. If this Section 7.1 or any portion thereof is invalidated on any ground by any court of competent jurisdiction, the Corporation shall indemnify the Eligible Person as to expenses, judgments, fines (including any excise tax or penalty assessed with respect to any employee benefit plan) and amounts paid in settlement with respect to any proceeding to the full extent permitted by any applicable portion of this Section 7.1 that is not invalidated or by any other applicable law.

Articles of Incorporation of Hillenbrand, Inc.

(l) Subrogation. In the event of payment under this Section 7.1, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Eligible Person, who shall as a condition of receiving indemnification hereunder execute all documents required and shall do all acts necessary or desirable to secure such rights and to enable the Corporation effectively to bring suit to enforce such rights.

(m) Notwithstanding anything to the contrary contained in these Articles, the provisions of this Section 7.1 shall not, for a period of at least six (6) years from and after the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights hereunder or under the Bylaws of the Eligible Person.

Section 7.2 Rights to Indemnification for Matters Relating to the Period after the Effective Time. The provisions in this Section 7.2 shall apply with respect to matters relating to the period following the Effective Time and that are not otherwise the subject of Section 7.1:

(a) Indemnification of Directors and Officers. The Corporation shall, to the fullest extent permitted by the IBCL, or any other applicable laws, as from time to time in effect, indemnify any member of the Board or any officer of the Corporation who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (an “Action”), by reason of the fact that such director or officer is or was a director or officer or who, while serving as such director or officer, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent (an “Authorized Capacity”) of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not (individually, “Another Entity”), against expenses, including attorneys’ fees (“Expenses”), judgments, penalties, fines (including excise taxes assessed with respect to employee benefit plans) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Action if such person acted in good faith and in a manner he or she reasonably believed, in the case of conduct in his or her official capacity, was in the best interests of the Corporation, and in all other cases was not opposed to the best interests of the Corporation, and, with respect to any criminal Action, he or she either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful. The termination of any Action by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standards of conduct.

(b) Indemnification of Employees and Agents. The Corporation may, to the fullest extent permitted by the IBCL, or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed Action, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation in an Authorized Capacity for Another Entity, against Expenses, judgments, penalties, fines (including excise taxes assessed with respect to employee benefit plans) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Action if such person acted in good faith and in a manner he or she reasonably believed in the case of conduct in his or her official capacity was in the best interests of the Corporation, and in all other cases was not opposed to the best interests of the Corporation, and, with respect to any criminal Action, he or she either had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful. The termination of any Action, by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not meet the prescribed standards of conduct.

Articles of Incorporation of Hillenbrand, Inc.

(c) Indemnification in Successfully Defended Actions. To the extent that a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in the defense of any Action referred to in Section 7.2(a) or (b), or in the defense of any claim, issue, or matter in any such Action, the Corporation shall indemnify him or her against Expenses actually and reasonably incurred by him or her in connection therewith.

(d) Indemnification Procedure. Unless ordered by a court, any indemnification of any person under Section 7.2(a) or (b) of this Section 7.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because such person met the applicable standards of conduct. Such determination shall be made (i) by the Board, by a majority vote of a quorum consisting of directors who are not at the time parties to the Action involved (“Parties”), or (ii) if a quorum cannot be obtained under (i), by a majority vote of a committee duly designated by the Board (in which designation directors who are Parties may participate), consisting solely of two or more directors who are not at the time Parties, or (iii) by written opinion of special legal counsel (1) selected by the Board or its committee in the manner prescribed in (i) and (ii), respectively, or (2) if a quorum of the Board cannot be obtained and a committee cannot be designated under (i) and (ii), respectively, selected by a majority of the full Board, in which selection directors who are Parties may participate, or (iv) by the shareholders of the Corporation, voting together as a single class, provided that shares owned by or voted under the control of persons who are at the time Parties may not be voted on the determination. Authorization of indemnification and evaluation as to the reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under (iii) to select counsel.

(e) Good Faith Defined. For purposes of any determination under this Section 7.2, a director shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 7.2 if the director’s action is based on information, opinions, reports, or statements, including financial statements and other financial data, prepared or presented by (i) one or more officers, employees, or agents of the Corporation or another enterprise whom the director reasonably believes to be reliable and competent in the matters presented; (ii) legal counsel, public accountants, appraisers, or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or (iii) a committee appointed by the Board or by the board of directors of another enterprise, of which the director is not a member, if the director reasonably believes the committee merits confidence. The term “another enterprise” as used in this Section 7.2(e) shall mean Another Entity of which such director is or was serving at the request of the Corporation in an Authorized Capacity. The provisions of this Section 7.2(e) shall not be deemed to be exclusive or to limit in any way the circumstances in which a director may be deemed to have met the applicable standards of conduct set forth in Section 7.2.

Articles of Incorporation of Hillenbrand, Inc.

(f) Payment of Expenses in Advance. Expenses reasonably incurred in connection with any Action by any director or officer may be paid or reimbursed by the Corporation in advance of the final disposition of such Action as authorized in the specific case in the same manner described in Section 7.2(d) upon receipt of a written affirmation of such director’s or officer’s good faith belief that he or she has met the standards of conduct described in Section 7.2(a) or (b) of this Section 7.2 and upon receipt of a written undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she did not meet the applicable standards of conduct and a determination is made under the procedure set forth in Section 7.2(d) that the facts then known to those making the determination would not preclude indemnification under this Section 7.2. Such an undertaking must be an unlimited general obligation of the person making it, but need not be secured and may be accepted by the Corporation without reference to such person’s financial ability to make repayment.

(g) Rights Not Exclusive. The indemnification provided in this Section 7.2 shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under (i)(1) any law, (2) the Bylaws of the Corporation, (3) any resolution of the Board or of the Corporation’s shareholders, (4) any other authorization, whenever adopted, after notice, by a majority vote of all shares entitled to vote thereon, (5) any contract, or (6) the articles of incorporation, bylaws or other governing documents, or any resolution of or other authorization by the directors, shareholders, partners, trustees, members, owners or governing body of Another Entity; (ii) shall inure to the benefit of the heirs, executors, and administrators of such person; and (iii) shall continue as to any such person who has ceased to be a director, officer, employee, or agent of the Corporation or to be serving in an Authorized Capacity for Another Entity.

(h) Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of the person’s status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Section 7.2.

(i) Vested Right to Indemnification. The right of any person to indemnification under this Section 7.2 shall vest at the time of the occurrence or performance of any event, act, or omission giving rise to the Action for which indemnification is sought, and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration, or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Section 7.2 shall be applicable to all alleged prior acts or omissions of any person seeking indemnification hereunder, regardless of the fact that such alleged prior acts or omissions may have occurred prior to the adoption of this Section 7.2, to the extent such prior acts or omissions cannot be deemed to be covered by this Section 7.2, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

Articles of Incorporation of Hillenbrand, Inc.

(j) Additional Definitions. For purposes of this Section 7.2, references to the “Corporation” shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction. Also for purposes of this Section 7.2, serving an employee benefit plan at the request of the Corporation shall include any service as a director, officer, employee, or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner such person reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” referred to in this Section 7.2. In addition, for purposes of this Section 7.2, “party” includes any individual who is or was a plaintiff, defendant, or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding. Finally, for purposes of this Section 7.2, “official capacity” when used with respect to a director shall mean the office of director of the Corporation; and when used with respect to an individual other than a director, shall mean the office in the Corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation. “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

Section 7.3 Payments as a Business Expense. Any payments made to any indemnified party under this Article VII or under any other right to indemnification shall be deemed to be an ordinary and necessary business expense of the Corporation, and payment thereof shall not subject any person responsible for the payment, or the Board, to any action for corporate waste or any similar action.

Section 7.4 Amendment to the IBCL. If the IBCL is amended after the filing of these Articles to authorize corporate action further eliminating or limiting the personal liability of the directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the IBCL as so amended.

ARTICLE VIII

INCORPORATOR

The name and address of the incorporator of the Corporation are Theresa R. Garcia, c/o Hudson Advisors L.P., 6688 North Central Expressway, Suite 1600, Dallas, TX 75206.

ARTICLE IX

AMENDMENT TO ARTICLES OF INCORPORATION AND BYLAWS.

Section 8.1 Amendment of Articles of Incorporation. The Corporation reserves the right to alter, amend, and repeal any provisions contained in these Articles in any manner now or hereafter prescribed or permitted by the provisions of the IBCL or any other pertinent enactment of the General Assembly of the State of Indiana, and all rights and powers conferred hereby on shareholders, directors, and officers of the Corporation in these Articles, or any amendment hereto, are granted subject to this reserved power.

Articles of Incorporation of Hillenbrand, Inc.

Section 8.2 Adoption and Amendment of Bylaws. The Board shall have the exclusive power to make, alter, amend, and repeal the Bylaws of the Corporation upon the affirmative vote of not less than a majority of the directors.

Articles of Incorporation of Hillenbrand, Inc.